Exhibit 10.8

XG SCIENCES, INC.

Line of Credit Note

$300,000.00	March 18, 2013
Lansing, Michigan

1.         LINE OF CREDIT. XG Sciences, Inc., a Michigan corporation (“Borrower”), promises to pay to the order of Michael R. Knox (together with his successors and assigns, the “Lender”) the sum of Three Hundred Thousand and 00/100 Dollars ($300,000.00), or so much of that amount that is disbursed to or for the benefit of the Borrower (the “Borrowing”) under this Line of Credit Note (this “Note”), plus interest as provided in this Note, less the amounts that have been repaid in accordance with this Note. The amount of the Principal that has been disbursed to or for the benefit of the Borrower under this Note will be set forth on a supplemental addendum to this Note, such that the Borrowing is not necessarily the face amount of this Note.

Pursuant to this Note, Lender extends to Borrower a line of credit facility pursuant to which Lender will make loans under this Note to Borrower, on a revolving basis and upon Borrower's request from time to time (each, a "Revolving Loan"), provided that: (a) the aggregate principal amount borrowed under this Note at any time may not exceed Three Hundred Thousand and 00/100 Dollars ($300,000.00), and (b) no Event of Default exists or would be caused by the Revolving Loan. Borrower may borrow, prepay, in whole or in part, and re-borrow pursuant to the terms of this Note.

Borrower may request a Revolving Loan by written notice to Lender, via facsimile transmission, electronic mail or otherwise, in such reasonable form as Lender may require. Lender will make each Revolving Loan by disbursing the amount requested and approved to Borrower as soon as practicable in such manner as requested by Borrower.

2.           INTEREST. The principal sum outstanding under this Note from time to time will bear interest at the rate of eight percent (8%) per annum (the "Interest Rate”). Interest will be calculated based on a 360-day year and charged on the principal sum outstanding from time to time for the actual number of days elapsed. Notwithstanding any provision to the contrary in this Note, in no event will the Interest Rate charged on the Borrowing exceed the maximum rate of interest permitted under applicable state and/or federal usury law. Any payment of interest that would be deemed unlawful under applicable law for any reason will be deemed received on account of, and will automatically be applied to reduce, the principal sum outstanding and any other sums (other than interest) due and payable to Lender under this Note, and the provisions of this Note will be deemed amended to provide for the highest rate of interest permitted under applicable law.

3.	REPAYMENT.

(a)           Maturity of the Note. The entire outstanding principal balance of the Borrowing, together with all accrued and unpaid interest and any other charges, advances and fees if any, outstanding under this Note, is due and payable in full to the order of Lender upon the demand of Lender after the earlier of the Maturity Date or the acceleration of this Note. This Note may be prepaid without penalty. The “Maturity Date” of this Note is March 18, 2018.

(b)           Principal Payment Schedule. Upon the demand of the Lender, the Borrower shall deliver payments on the outstanding principal amount of this Note to the order of the Lender upon the occurrence of each of the events listed and in the amounts set forth in the following schedule (the “Payment Schedule”), provided that, in each case, the Borrower’s obligation to deliver such payment shall only exist to the extent that the Lender has delivered written notice of such demand to the Borrower (each such notice, a “Demand Notice”):

(i)           $100,000 within sixty (60) calendar days after receipt of a Demand Notice following the date upon which Aspen Advanced Opportunity Fund, L.P., a Delaware limited partnership (“Aspen”), and/or its Affiliates (as defined in the Purchase Agreement described below) have provided, as confirmed via written notice from the Borrower, at least $2,000,000 of aggregate funding to the Borrower pursuant to that certain Purchase Agreement dated March 18, 2013 by and between the Borrower and Aspen (the “Purchase Agreement”); and

(ii)           $100,000 within sixty (60) calendar days after receipt of a Demand Notice following the date upon which Aspen and/or its Affiliates (as defined in the Purchase Agreement) have provided, as confirmed via written notice from the Borrower, at least $3,000,000 of aggregate funding to the Borrower pursuant to the Purchase Agreement; and

(iii)           $100,000 within sixty (60) calendar days after receipt of a Demand Notice following the date upon which Aspen and/or its Affiliates (as defined in the Purchase Agreement) have provided, as confirmed via written notice from the Borrower, at least $4,000,000 of aggregate funding to the Borrower pursuant to the Purchase Agreement.

All other payments under this Note not set forth in the Payment Schedule will be applied in the following order: accrued interest, fees, charges and advanced costs, and principal.

4.           SECURITY. Borrower grants to Lender a security interest to secure the repayment of the Borrowing, including all Revolving Loans and other future advances, in all of Borrower’s real and personal property, whether now owned or later acquired, including without limitation all inventory, equipment, fixtures, accounts, instruments, documents, chattel paper, investment property, letters of credit, deposit accounts, commercial tort claims, general intangibles, and accessions, and all proceeds of the foregoing (the “Collateral”).

5.           USE OF PROCEEDS. Borrower certifies that the proceeds of each Revolving Loan are to be used for its general business purposes.

6.           COVENANTS. Borrower will, until the Borrowing is paid in full, comply with the following covenants:

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(a)           Access to Business Information. Borrower will furnish to Lender information regarding its business affairs and financial condition within a reasonable time after Lender’s request. Borrower will maintain adequate, accurate, and complete books and records in accordance with past practices and give representatives of Lender access at all reasonable times.

(b)           Collateral. Borrower will give Lender reasonable access to the Collateral for the purpose of performing examinations and to verify its condition or existence, and will not dispose of Collateral other than in the ordinary course of business without Lender’s consent.

(c)           Financial Statements. Borrower will maintain a standard and modern system for accounting and will furnish to Lender copies of its financial statements within a reasonable period of time following their completion.

(d)           Payment of Taxes and Claims. Borrower will pay all taxes, assessments and other governmental charges imposed upon its property or assets or in respect of its business before any penalty or interest accrues, and all claims for sums that have become due and payable, provided that (unless any material item of property would be lost, forfeited or materially damaged as a result) no charge or claim need be paid if the amount, applicability or validity of the claim is contested in good faith. Upon request of Lender, Borrower will provide copies of all federal, state, and local income tax returns and such other information as Lender may reasonably request.

(e)           Compliance with Laws. Borrower will comply with all laws, regulations and orders applicable to Borrower or its assets, and will immediately notify Lender of any violation of any law, regulation or order.

(f)           Notices of Certain Events. The Borrower will promptly give notice to the

Lender of:

(i)           Any Event of Default under this Note;

(ii)           Any (a) default or event of default under any contractual obligation of the Borrower that would have a material adverse effect on the Borrower, or (b) litigation, investigation, or proceeding which may be threatened or exist at any time involving the Borrower, which, if adversely determined would have a material adverse effect on the business, operations, affairs or condition (financial or otherwise) of the Borrower, or would impair the ability of the Borrower to perform its obligations under this Note; or

(iii)         A material adverse change in the business, operations, affairs or condition (financial or otherwise) of the Borrower.

(g)           Performance of Contracts. Borrower will perform and comply in all material respects with all material provisions of all material contracts to which Borrower is a party.

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(h)          Costs. Borrower will reimburse Lender for any and all fees, costs and expenses including, without limitation, reasonable attorneys’ fees, court costs, litigation and other expenses, incurred or paid by Lender in connection with the enforcement of this Note.

(i)           Further Assurances. Borrower will execute and deliver, or cause to be executed and delivered, all documents, and take or cause to be taken all actions, that are reasonably necessary from time to time to give full effect to Lender’s rights under this Note.

(j)           Other Amounts Deemed Loans. If Borrower fails to pay any tax, assessment, governmental charge or levy, or to comply with any other covenant in this Note, Lender may pay, satisfy, discharge or bond the same for the account of Borrower, and to the extent permitted by law and at the option of Lender, all monies so paid by Lender on behalf of Borrower will be deemed additional indebtedness owed by Borrower to Lender under this Note.

(k)          Existence. Borrower will maintain its good standing existence as a Michigan corporation.

(l)           Debt Instrument. Borrower will not, without the written consent of Lender, create, or authorize the creation of, or issue any debt instrument having rights, preferences or privileges senior to this Note.

7.           EVENTS OF DEFAULT. Upon the occurrence of any of the following events (each, an “Event of Default”), Lender may without any demand or notice whatsoever, cease making advances and declare this Note to be fully due and payable, together with accrued interest and all fees and charges applicable thereto:

(a)          Any failure to make any payment when due of principal or accrued interest on this Note;

(b)          Borrower’s material breach of any covenant set forth in this Note;

(c)          The dissolution of Borrower; or

(d)          A commencement by Borrower of a voluntary case under any applicable bankruptcy, insolvency or other similar law; or the entry of a decree or order for relief in respect of the Borrower in a case under any such law or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Borrower, or for any substantial part of the property of Borrower, or ordering the wind-up or liquidation of the affairs of Borrower; or the filing and pendency for 30 days without dismissal of a petition initiating an involuntary case under any such bankruptcy, insolvency or similar law; or the making by Borrower of any general assignment for the benefit of creditors; or the failure of the Borrower to pay its debts as such debts become due; or the material taking of action by the Borrower in furtherance of any of the foregoing.

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8.           REMEDIES. After the occurrence of an Event of Default, Lender may, at its option, cease making disbursements and declare this Note to be fully due and payable, together with accrued interest and all fees and charges, and may exercise all other remedies available under applicable law. Borrower will pay all costs of collection incurred by Lender, including his reasonable attorney’s fees, whether or not payment is obtained before entry of judgment. Lender’s rights and remedies are cumulative. No delay on the part of Lender in the exercise of any such right or remedy shall operate as a waiver. No single or partial exercise by Lender of any right or remedy shall preclude any other further exercise of it or the exercise of any other right or remedy.

9.           ENTIRE AGREEMENT. Borrower agrees that there are no conditions or understandings which are not expressed in this Note.

10.         SEVERABILITY. The declaration of invalidity of any provision of this Note will not affect any part of the remaining provisions.

11.         ASSIGNMENT. No party will assign any of its rights, remedies or obligations described in this Note without the prior written consent of the other party. This Note is NONNEGOTIABLE.

12.         MODIFICATION: WAIVER OF LENDER. The modification or waiver of any of Borrower’s obligations or Lender’s rights under this Note must be contained in a writing signed by Lender. A waiver on one occasion will not constitute a waiver on another occasion.

13.         WAIVER OF BORROWER. Demand, presentment, protest and notice of dishonor, notice of protest and notice of default are waived by Borrower.

14.         GOVERNING LAW: CONSENT TO JURISDICTION. This Note is delivered in, is intended to be performed in, and will be construed and enforceable in accordance with and governed by the internal laws of the State of Michigan, without regard to principles of conflicts of law.

BORROWER:

XG SCIENCES, INC., a Michigan corporation

By:	/s/ illegible

Its:	CEO

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